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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                                                                 001-14672
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                                                              SEC FILE NUMBER

                                                                716485 20 6
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                                                               CUSIP NUMBER

                                  (Check One):

    [ ] Form 10-K and Form 10-KSB        [X] Form 20-F        [ ] Form 11-K
              [ ] Form 10-Q and Form 10-QSB        [ ] Form N-SAR
                       For Period Ended December 31, 1999

                            [ ] Transition Report on Form 10-K
                            [ ] Transition Report on Form 20-F
                            [ ] Transition Report on Form 11-K
                            [ ] Transition Report on Form 10-Q
                            [ ] Transition Report on Form N-SAR
                            For the Transition Period Ended: N/A
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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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PART I -- REGISTRANT INFORMATION
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Full name of Registrant: PETROFINA

Former Name if Applicable

     N/A

Address of Principal Executive Office (Street and Number)

     Mailing Address:  52 Rue de l'Industrie B-1040 Brussels Belgium

City, State and Zip Code

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PART II -- RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.
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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Form 20-F for PetroFina for the fiscal year ended December 31, 1999 could not be filed within the prescribed period due to unavoidable delays in the final approval process. However, PetroFina plans to file the Form 20-F in the first week of July 2000.
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PART IV -- OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification

      Andrew Herman
Wilmer Cutler & Pickering      (202)          663-6000
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          (Name)            (Area Code)  (Telephone Number)

   Philippe Marchandise
        PetroFina           (011) (322)       288-9337
--------------------------  -----------  ------------------
          (Name)            (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [X] Yes   [ ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                   PETROFINA
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 30, 2000
                                               By:     /s/ Francois Cornelis
                                                   ----------------------------------------------------
                                                   Name:   Francois Cornelis
                                                   Title:  Vice Chairman and Managing Director

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